SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 2004

Date of report (date of earliest event reported): September 19, 2007

MAGNITUDE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

1250 Route 28, Branchburg, New Jersey 08876
(Address of principal executive offices) (Zip Code)

(908) 927-0004
(Registrant's telephone number)

--------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of  the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into Material Definitive Agreements
Item 2.03 Creation of a Direct Financial Obligation
Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation
Item 3.02 Unregistered Sales of Equity Securities
Item 7.01 Regulation FD Disclosure

On September 24, 2007, the Company hired Paul Farris as the Director of Business Development for its Kiwibox social networking website pursuant to the terms of a preliminary employment agreement, with an effective hire date of October 8, 2007. This agreement provides a two-year employment term and shall pay Mr. Farris an annual salary of $90,000. In addition to his salary, the Company agreed to issue to Mr. Farris a non-qualified stock option to purchase up to 500,000 shares of common stock at the exercise price of $.05 per share. The stock option shall vest and become exercisable by the employee in three installments: one-third on the first anniversary date of his hire; one-third on the second anniversary date of hiring, and one-third on the third anniversary date of employment. Mr. Farris may earn additional shares of stock under his employment agreement through a second non-qualified stock option the Company shall issue to him, called a Performance Stock Option. This option provides Mr. Farris the opportunity to purchase up to 500,000 shares of the Employer's common stock, at an exercise price of $.05 per share, with vesting based solely upon the attainment of certain business goals. This Performance Stock Option vests in two installments: up to 250,000 shares each upon the first and second anniversary dates of hiring, the amount of which is determined by the following benchmarks: on the first anniversary date of Mr. Farris employment, he will have earned the right to exercise all (i) 250,000 Performance Stock Options if the Kiwibox website has received no less than an average 645,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month of the first year of employment; only (ii) 125,000 Performance Stock Options if the Kiwibox website has received no less than an average 430,000 Unique Visitors during either the 10th, 11th or 12th month of the first year of employment, and; only (iii) 62,500 Performance Stock Options if the Kiwibox website has received no less than an average 215,000 Unique Visitors during either the 10th, 11th or 12th month of the first year of employment. On the second anniversary date of Mr. Farris employment, he will have earned the right to exercise (iv) all 250,000 Performance Stock Options if the Kiwibox website has received no less than an average 1,650,000 Unique Visitors during either the 10th, 11th or 12th month of the second year of his employment; only (v) 125,000 Performance Stock Options if the Kiwibox website has received no less than an average 1,100,000 Unique Visitors during either the 10th, 11th or 12th month of the second year of the term, and; only (vi) 62,500 Performance Stock Options if the Kiwibox website has received no less than an average 550,000 Unique Visitors during either the 10th, 11th or 12th month of the second year of the term. The term “Unique Visitor” is a person who visits a Kiwibox website during the specific referenced month. The determination of the actual number of Unique Visitors visiting a Kiwibox website during any specific month for purposes of this section shall be calculated based upon “Google Analytics”. The parties anticipate entering into a more formal employment agreement in the next ten days.

On September 19, 2007, Tell Capital AG of Switzerland sent the Company its investment of $250,000, which amount was disbursed and dedicated to the Kiwibox business as agreed to in the acquisition agreement between the parties. Since this payment was late, originally due on September 1, 2007, the Company must issue an aggregate 1,080,000 restricted common shares to the Kiwibox principals, representing a late penalty of 60,000 shares a day. Tell Capital AG has informed the Company that its October 1, 2007 payment will also be delayed, which includes the amount of $625,000 committed to the Kiwibox business, and which shall, as well, be subject to the 60,000 shares per day penalty. On October 3, 2007, the Company received another $250,000 investment tranche from Tell Capital AG, also due on September 1, 2007, but which tranche is not subject to any late payment penalty.

With this aggregate investment of $500,000 and pursuant to its commitment of July 26, 2007, Tell Capital AG purchased 10,000,000 “units” from the Company, with each unit comprised of one restricted common share and one 5-year warrant to purchase a common share at $.07, at the subscription price of $.05 per unit. The Company shall file a registration statement under the Securities Act in the future, seeking to register for resale the unit common shares as well as those underlying the unit warrants.

In connection with the issuance of the above described unregistered securities, the Company relied upon the exemptions from the registration requirements of the Securities Act provided by Regulation D and Section 4(2) of the Securities Act: private sales of securities not involving a public offering. Tell Capital AG is controlled and owned by Ulrich Schurch, a resident of Switzerland, a shareholder of the Company and a long-time investor in the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.26	Preliminary Employment Agreement with Paul Farris

99.1	Press Release Dated October 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: October 4, 2007	By:	/s/ Edward L. Marney
Edward L. Marney
President and Chief Executive Officer